EXHIBIT 10.4

EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT (this “Agreement”), entered into this 8th day of January, 2020 (the “Effective Date”), sets forth the arrangement between JAMES MANSOUR, with his principal address at 11 Sylvia Street, Newburgh, New York 12550 (hereinafter referred to as “Executive Consultant”), and INTELLIGENT BUYING, INC., a California corporation, with its principal place of business at 400 Seventh Avenue, Brooklyn, New York 11215 (hereinafter referred to as “Company”, and collectively with the Executive Consultant, the “Parties”, or individually, the “Party”), with respect to compensation to which Executive Consultant may become entitled under the terms and conditions set forth in this Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive Consultant and, to that end, desires to enter into an agreement with the Executive Consultant, upon the terms and conditions set forth in this Agreement.

WHEREAS, the Executive Consultant desires to provide certain business advisory, sales, marketing, product design and development, branding, and business development services (hereinafter, the “Services”) to the Company upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the Parties agree as follows:

1.

Consulting Services.

(a)

Services. In consultation with the Chief Executive Officer (the “CEO”) and Board of Directors of the Company (the “Board”), the Executive Consultant shall undertake to provide the Services to the Company. Company desires to engage Executive Consultant in connection with the Services. Concurrent with the Effective Date, Executive Consultant agrees to serve as Chief Marketing Officer of the Company. Executive Consultant shall not have any authority to execute contracts or make any commitments on behalf of the Company. Executive Consultant shall use his commercially reasonable best efforts to preserve the confidentiality of confidential information designated as confidential by Company or that may be assumed to be confidential. Executive Consultant accepts the engagement provided in this Agreement.

(b)

Time Commitment. During the Term (as defined below), the Executive Consultant agrees to devote such time as is necessary to provide Services to the Company, however, Executive Consultant shall not be required to devote his full time and attention to the Services.

(c)

Point of Contact. In performing the Services, Executive Consultant shall report to such person as may, from time to time, be designated by the Board of Directors of the Company (the “Board”), or Company’s Chief Executive Officer, or such other Executive Officer of the Company.

(d)

Reports. Executive Consultant agrees that Executive Consultant shall keep the Company advised as to Executive Consultant’s progress in performing the Services under this Agreement, and that Executive Consultant will, as requested by the Company, prepare written reports with respect his activities. Executive Consultant certifies that Executive Consultant has no outstanding agreement or obligation that conflicts with any of the provisions of this Agreement or that would preclude Executive Consultant from complying with the provisions of this Agreement. Executive Consultant further certifies that Executive Consultant will not enter into any such conflicting agreement during the Term of this Agreement.

(e)

No Conflicting Obligations. Executive Consultant certifies that Executive Consultant has no outstanding agreement or obligation that conflicts with any of the provisions of this Agreement or that would preclude Executive Consultant from complying with the provisions of this Agreement. Executive Consultant further certifies that Executive Consultant will not enter into any such conflicting agreement during the Term of this Agreement. Upon the Company’s shares of common stock being publicly listed on a U.S. trading platform or national exchange, Executive Consultant is required to promptly disclose to the Board any new outside activities or interests within the cannabis and CBD industry, including ownership or participation in the development of inventions, that conflict or may conflict with the interests of the Company in the Services to be provided under this Agreement. Prompt disclosure is required if the activity or interest is related, directly or indirectly, to any activity that Executive Consultant may be involved with on behalf of the Company.

(f)

Standard of Service. The Executive Consultant will provide Services in a timely, accurate, professional, and competent manner in accordance with the terms of this Agreement and in compliance with all applicable laws and regulations.

(g)

Future Business Assignments. Upon the Company achieving a market capitalization of twenty million dollars ($20,000,000), Executive Consultant shall immediately negotiate in good faith with the Company a mutually equitable agreement to assign any and all of Executive Consultant’s cannabis industry and CBD industry related consulting engagements and clients to the Company; provided, however, that Executive Consultant’s relationship with Bath and Body Works shall not be subject to this Section 1(g).

2.

Compensation. In consideration for providing the Services hereunder, the Company shall pay to Executive Consultant a cash fee of $5,000 per month (the "Monthly Fees"). Executive Consultant shall provide the Company with a written invoice for each Monthly Fee. Simultaneously with the execution hereof, the Executive Consultant is purchasing from the Company 718,403 shares of the Company’s common stock for the purchase price, and subject to the terms and conditions specified in, a Restricted Stock Purchase Agreement, of even date herewith, between the Executive Consultant and the Company, which is attached hereto as Exhibit A. In addition, subject to pre-approval in writing by the Board in its sole discretion, (i) in consideration for commencing the design of additional product brands (each, a “Brand Design”) (in addition to the “Oeuvre” luxury skin care brand and related product line), the Company shall issue to Executive Consultant a common stock option to acquire shares of common stock equal to one percent (1%) of the issued and outstanding common stock of the Company upon the commencement by Consultant of each Brand Design, and (ii) in the event the Company commences the manufacturing and production of a Brand Design (each, a “Brand Production”) (in addition to the “Oeuvre” luxury skin care brand and related product line), the Company shall issue to Executive Consultant a common stock option to acquire shares of common stock equal to one percent (1%) of the issued and outstanding common stock of the Company upon the commencement by the Company of each Brand Production. The Company shall reimburse Executive Consultant for all reasonable out-of-pocket expenses that are pre-approved in writing by the Company including without limitation acceptable travel and lodging, printing, legal, and mailing cost that Consultant may incur in performance of the Services under this Agreement. Payment of such expenses shall be made against receipt of an expense statement, with customary receipts and vouchers, in accordance with the Company's current policies. The Parties acknowledge that additional compensation may be paid to Executive Consultant at the Board’s sole discretion.

3.

Independent Contractor Relationship. This Agreement is intended to create an independent contractor relationship between Executive Consultant and Company.

(a)

No Taxes Withheld from Compensation. Company will not withhold any taxes from any compensation paid to Executive Consultant according to this Agreement. It is acknowledged and agreed by the Parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Executive Consultant to make, in connection with compensation paid to Executive Consultant according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

(b)

Executive Consultant Controls Time and Effort. It is agreed that Company is interested only in the ultimate results of Executive Consultant’s activities pursuant to this Agreement, and that Executive Consultant shall have exclusive control over the time and effort invested by Executive Consultant pursuant to this Agreement, and the manner and means of Executive Consultant’s performance under this Agreement.

(c)

Independence from Company. The Parties further agree that Executive Consultant shall have no control or supervision over Company’s employees, officers, directors, representatives or affiliates, with the exception of those individuals reporting directly to the CMO. Executive Consultant will not represent that it is an employee of Company. Executive Consultant shall at all times represent himself and be construed as independent of Company. Executive Consultant shall not, under any circumstances, be deemed to be a servant or employee of Company for any purpose, including for Federal tax purposes. Executive Consultant’s relationship to Company is that of a founder and an independent contractor, and nothing in this Agreement shall constitute this Agreement as a joint venture or partnership between Executive Consultant and Company. Executive Consultant shall have no authority to bind Company or any of its employees, officers, directors, representatives or affiliates by any promise or representation, oral or otherwise, unless specifically authorized in a writing bearing an authorized signature of a Company officer, director or representative. All discussions and negotiations with any source for funding and/or financing shall be conducted by Company.

4.

Confidentiality.

(a)

Definition. For purposes of this Agreement, the term “Confidential Information” means any data, information, or material related to the Company, customers, licensees, or its affiliates, whether provided or retained in writing, verbally, by electronic or other data transmission, or in any other form or media whatsoever or obtained through on-site visits at the Company’s or its affiliates’ facilities and whether furnished or made available before or after the date of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Confidential Information does not include any of the following: (i) information that is or subsequently comes within the public domain without any violation of this Agreement and through no fault of the Parties; and (ii) information that is independently developed by a third party and is disclosed on a non-confidential basis by such third party, provided that such third party is not subject to any duty of confidentiality with respect to the information. To the extent that Executive Consultant is required by law or an order of a court of competent jurisdiction or applicable governmental, quasi-governmental or regulatory body to disclose Confidential Information, Executive Consultant shall promptly notify the Company of its disclosure obligation (unless prohibited by such law or order) and shall provide the Company a reasonable opportunity to (and, upon the Company’s request, reasonably assist in) challenge the obligation to disclose the Confidential Information, seek protection against the disclosure, and have the disclosure made under a protective order; provided, however, that any such disclosure by Executive Consultant will be limited to that required by the applicable law or order; and provided further, that any such Confidential Information so disclosed shall remain, for all purposes under this Agreement, Confidential Information.

(b)

Prohibition Against Unauthorized Disclosure and Use. At any time during the Term or at any time thereafter, the Executive Consultant agrees that it will not, directly or indirectly, make any unauthorized disclosure or use of the Confidential information of the Company, its customers, licensees, or its affiliates. The phrase “unauthorized disclosure or use” includes, but is not limited to, any disclosure or use outside the ordinary course of the Executive Consultant’s performance of Services for the Company, such as use for the Executive Consultant’s benefit or for the benefit of third parties without the express written permission of the Company. In addition, the Executive Consultant shall take all precautions with the Company’s Confidential Information that it takes with its own confidential information, which, at a minimum, shall be taking all steps reasonably necessary to insure the maintenance of confidentiality.

(c)

Return of Confidential or Proprietary Information. Upon the earlier of the Company’s request or the expiration or termination of this Agreement, the Executive Consultant shall immediately turn over to the Company, and not keep or deliver to any other person (or destroy if it cannot be returned), all Confidential Information of the Company or its customers, licensees, or affiliates that the Executive Consultant obtained through the course of providing Services to the Company.

5.

Intellectual Property.

(a)

Intellectual Property. The Executive Consultant agrees that all Intellectual Property (defined below) that the Executive Consultant conceives, discovers, identifies, creates, develops, or secures in performing the Services shall be the exclusive property of and be exclusively owned by the Company. The Executive Consultant shall promptly provide the Company with written notice of (and copies of) all Intellectual Property that the Executive Consultant conceives, discovers, identifies, creates, develops, or secures on behalf of the Company.

(b)

Work Product. Any and all deliverables produced by Executive Consultant in the course of its performance of Services (the “Work Product”) will be the sole and exclusive property of the Company, and Executive Consultant will have no rights to retain or use any of the Work Product. The Executive Consultant shall promptly provide the Company with written notice of and copies of all Work Product as and when created or as and when requested by the Company.

(c)

Works for Hire. The Company and Executive Consultant expressly agree that the Intellectual Property and Work Product are part of a collective work and, to the extent legally permissible, constitute “work made for hire”, and that the Company shall be considered the “author” of the Intellectual Property and Work Product for purposes of 17 U.S.C. §§ 101 and 201 and any other applicable copyright laws. The Company will own the copyright, the right to register and renew the copyright, the right of first publication, the reproduction right, the performance right, and all other rights provided by the Copyright Act of 1976, as amended, in each “work made for hire.”

(d)

Assignment. The Executive Consultant hereby expressly assigns and transfers to the Company all of its right, title, and interest of any kind in or to any Intellectual Property conceived, discovered, identified, created, developed, or secured in performing the Services and the Work Product. At any time (including, without limitation, after the expiration of the Term) upon the Company’s request, the Executive Consultant shall at the Company’s expense execute and deliver any and all assignments and other documents, take such other actions, and render such other assistance (including, without limitation, filings with governmental agencies) as the Company deems reasonably necessary or appropriate to: (i) give effect to the Company’s ownership of the Intellectual Property and Work Product; (ii) perfect and protect the Company’s right, title, and interest in and to the Intellectual Property or Work Product; or (iii) otherwise give effect to the provisions of this section of the Agreement. Without limitation to the foregoing, the Executive Consultant hereby irrevocably appoints the Company as its attorney-in-fact, coupled with an interest, grants the Company a power-of- attorney, coupled with an interest, and authorizes the Company to execute any such documents and take any such actions in such Executive Consultant’s name and on the Executive Consultant’s behalf.

(e)

Moral Rights. To the extent allowed by applicable law, the assignment of the Intellectual Property and Work Product includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” and the like (collectively, the “Moral Rights”). To the extent Executive Consultant retains any such Moral Rights under applicable law, Executive Consultant hereby irrevocably and unconditionally waives, to the maximum extent permitted by law, and agrees not to institute, support, maintain, or permit any action or proceeding on the basis of, or otherwise assert, such Moral Rights against the Company or its affiliates, successors, licensees, or assigns. Further, the Executive Consultant expressly consents to any action or omission of the Company or its affiliates, successors, licensees, or assigns that would violate its Moral Rights.

(f)

Definition. For purposes of this Agreement, the term “Intellectual Property” shall include (without limitation) all of the following, whether or not registered, patentable, or reduced to practice, and all worldwide rights and goodwill in or related thereto: (i) the “Oeuvre” luxury skin care brand, product line and any and all intellectual property related to or in connection with such Oeuvre brand and product line, (ii) patents, (iii) trademarks, service marks, trade dress, trade names, and corporate names, (iv) copyrights, (v) trade secrets, (vi) ideas, products, know-how, information, documents, inventions, discoveries, innovations, improvements, business and product developments, development plans, and other developments of any kind, (vii) computer programs and software, source code, object code, software routines, firmware  routines,  technology,  software  libraries,  devices,  tools,  machines,  apparatus,  appliances,  design  practices, processes, methods, formulas, designs, data, techniques, and products, (viii) applications, registrations, continuations, renewals, extensions and similar items related to any of the foregoing, (ix) any other proprietary information, intellectual property, and similar items of any kind, (x) Confidential Information related to any of the foregoing, (xi) any tangible manifestations of any of the foregoing, and (xii) the right to sue and collect for infringement of the foregoing.

6.

Non-Competition; Non-Solicitation. Commencing on the date hereof and ending on the last day of the Restricted Period (as defined below), Executive Consultant covenants and agrees that he will not, without the Company’s prior written consent, directly or indirectly, either on behalf of himself or on behalf of any business venture, as an employee, consultant, partner, principal, stock holder, officer, director, trustee, agent, or otherwise (other than on behalf of the Company or its Affiliates):

(A)

be employed by, engage or participate in the ownership, management, operation or control of, or act in any advisory, expert, consulting or other capacity for, any entity or individual that competes directly with the Company or its Affiliates in the United States; provided, however, that the Company expressly acknowledges that Executive Consultant currently maintains consulting engagements with clients which operate within the cannabis and CBD markets. In addition, the Company expressly acknowledges that Executive Consultant’s company, Mansour Design (“Mansour Design”), is currently in the process of developing brand concepts for the “Prestige”, “Millennial” and “Mass” market segments (the “Existing Market Segments”) for other clients of Executive Consultant. The Company expressly agrees that Mansour Design is free to continue to operate in the Existing Market Segments.

(B)

solicit or divert any business or any customer from the Company or its Affiliates or assist any person, firm, corporation or other entity in doing so or attempting to do so;

(C)

cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or its Affiliates or assist any person, firm, corporation or other entity in doing so; or

(D)

hire, solicit or divert from the Company or its Affiliates any of their respective employees, or agents who have, at any time during the immediately preceding one (1) year period from the date hereof or during the Restricted Period, been engaged by the Company or its Affiliates, nor assist any person, firm, corporation or other entity in doing so.

As used in this Agreement, the term “Affiliates” shall mean any entity controlling, controlled by or under the common control of the Company. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of thirty (30%) percent or more of the outstanding shares or other voting rights of an entity or possession, directly or indirectly, of the power to direct or cause the direction of management and policies of an entity.

As used in this Agreement, “Restricted Period” means the period commencing on the date hereof and ending two (2) years from the date that the Executive Consultant ceases to be an Executive Consultant of the Company or its successors.

7.

Term; Termination; Effect of Termination.

(a)

The term of this Agreement shall be for a period of thirty-six (36) months (the “Term”); provided, however, that the Company may terminate this Agreement at any time for Cause (as defined below). The Parties may mutually agree to terminate this Agreement. The Parties may mutually agree to extend the Term of this Agreement, and if the Parties so agree, then such extension shall be documented in a separate written agreement between the Parties. Upon the termination of this Agreement: (i) the Executive Consultant will deliver copies of all complete or incomplete projects to the Company and will use reasonable efforts to transition any requested Services to the Company or a third party; and (ii) all rights and obligations under this Agreement shall automatically and immediately cease and terminate, except: (A) any rights or obligations that accrued under this Agreement prior to the effective date of such termination; and (B) any rights or obligations that survive the termination of this Agreement by their own terms or that are necessary for a reasonable interpretation of this Agreement post-termination.

(b)

For purposes of this Agreement, “Cause” shall mean:

i.

the Executive Consultant’s willful failure to materially perform Executive Consultant’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

ii.

the Executive Consultant’s willful failure to materially comply with any valid and legal directive of the Board or the CEO;

iii.

the Executive Consultant engaged in gross misconduct, or gross incompetence which is materially detrimental to the Company;

iv.

the Executive Consultant willfully failed to comply in any material respect with the Agreement, the Company’s share dealing code, or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company;

v.

the Executive Consultant’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

vi.

the Executive Consultant’s embezzlement, misappropriation, or fraud, whether or not related to the Executive Consultant’s employment with the Company;

vii.

the Executive Consultant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive Consultant’s ability to perform services for the Company, or results in material reputational or financial harm to the Company or its affiliates;

viii.

the Executive Consultant’s material violation of the Company’s written policies or codes of conduct related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or

ix.

the Executive Consultant’s material breach of any material obligation under this Agreement, or the Company’s written policies or codes of conduct, or any other written agreement between the Executive Consultant and the Company;

8.

Return of Materials. Upon expiration or termination of this Agreement, for whatever reason, the Executive Consultant shall return to the Company all of the Company’s records of any sort and in any form, including, without limitation: all literature, supplies, letters, written or printed forms, phone lists, customer information, product information, pricing information, information as to sources of services, Company financial information, and memoranda pertaining to the Company’s or any of its affiliates’ business or property. All such items shall be considered the property of Company at all times. The Executive Consultant shall also, immediately upon termination or expiration of this Agreement, return to the Company all other Company  property in Executive Consultant’s possession.

9.

Mutual Indemnification. Executive Consultant and the Company shall mutually indemnify, defend, and hold harmless each other, and their members, managers, officers, employees, agents, representatives, successors, and assigns (collectively, the “Indemnified Parties”), from and against any claims, losses, damages, penalties, liabilities, and expenses of every kind and nature whatsoever (including attorneys’ fees and expenses and expenses in connection with investigating, preparing for, or defending any action or claim) suffered or incurred by an Indemnified Party arising out of or resulting from: (a) any breach of this Agreement by either Party, or their respective agents and representatives, or (b) the negligent, reckless, or intentional acts or omissions of either Party, or their respective agents and representatives.  In the event either

Party is successful in asserting its rights under this Agreement, such indemnified Party shall be entitled to receive from the other indemnifying Party all costs associated with the indemnified Party’s enforcement of this Agreement, including, without limitation, attorneys’ fees, costs, and expenses.

10.

Right to Engage in Other Activities. The Services provided under this Agreement are not to be deemed exclusive. To the extent the Executive Consultant’s other activities are not interfering in any way with the Executive Consultant’s performance of Services, nothing contained in this Agreement shall restrict the Executive Consultant from engaging in any other business or devoting time and attention to the management, investment, involvement, or other aspects of any other business. However, if the Company determines (in its sole discretion) that the Executive Consultant’s other activities are interfering with the performance of the Services, then the Company may request that the Executive Consultant cease such other activities, and if the Executive Consultant does not comply with the Company’s request within five (5) business days, then the Company may reduce the Monthly Fee payable to the Executive Consultant in proportion to the extent of the interference with the Services (as determined by the Company in its sole discretion), or negotiate with Executive Consultant in good faith to resolve the monetary loss to the Company as a result of Executive Consultant’s lack of performance due to interference of the Services. Nothing in this Agreement shall be interpreted to provide that the Executive Consultant shall be the exclusive provider of Services to the Company.

11.

Notice. Any notice required under this Agreement shall be deemed duly delivered (and shall be deemed to have been duly received if so given), if personally delivered, sent by a reputable courier service, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the Parties at the addresses set forth above or to such other address as any Party may have furnished to the other in writing in accordance with this Section.

12.

Law and Jurisdiction. The laws of the State of New York apply to this Agreement, without deference to the principles of conflicts of law. Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts of New York.

13.

Mutually Equitable Relief. The Company and Executive Consultant acknowledge that a violation of this Agreement by either Party would result in irreparable harm to the non-violating Party and that damages would be an inadequate remedy. Therefore the Parties agree that in such instance the non-violating Party is entitled, in addition to any other remedies, to seek injunctive relief to secure the specific performance of this Agreement and to prevent a breach or contemplated breach of this Agreement. The Parties agree that in such instance the violating Party waives any requirement that the non-violating Party post a bond or other security in connection with any application for or order granting injunctive relief.

14.

Contractual Remedies Not Exclusive. The Parties acknowledge and agree that the remedies provided for in this Agreement are cumulative and are intended to be and are in addition to any other remedies available either Party, either Party, either at law or in equity.

15.

Severability. If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the Parties, and the rest of the provisions of this Agreement shall remain in effect.

16.

Waiver. The failure of any Party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

17.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, lawful assigns, heirs, and personal representatives. The Executive Consultant may not assign or delegate this Agreement without the prior written consent of the Company. Any purported assignment or delegation of this Agreement, in whole or in part, without the prior written consent of the Company shall be void and of no effect. The Company may freely assign or delegate this Agreement.

18.

Amendment. This Agreement may only be amended or modified in a writing signed by both of the Parties and referring to this Agreement.

19.

Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the Parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the Parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

20.

Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument. Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming Party.

SIGNING THIS AGREEMENT INDICATES ACCEPTANCE OF THE TERMS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Exhibit A

[Restricted Stock Purchase Agreement]